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Exhibit 4.14

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED HEREBY OR ANY PORTION THEREOF OR INTEREST THEREIN MAY NOT BE ACCOMPLISHED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND UNDER CALIFORNIA LAW, OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

        October 18, 2001

WARRANT

To Subscribe for and Purchase Common Stock of
Iteris, Inc.

VOID AFTER OCTOBER 18, 2006

        THIS CERTIFIES that, for valuable consideration received,                         or (assignee), is entitled to subscribe for and purchase from Iteris, Inc., a Delaware corporation (hereinafter called the "Company"), at the price of $2.80699 per share (such price, as from time to time to be adjusted as hereinafter provided, being hereinafter called the "Warrant Price"), at any time and from time to time but not earlier than the Issue Date (as defined below) or later than the Expiration Date (as defined below), up to 17,917 fully paid, non-assessable shares of Common Stock, $.001 par value, of the Company ("Common Stock"), subject, however, to the provisions and upon the terms and conditions hereinafter set forth, including without limitation the provisions of Section 3 hereof. "Issue Date" shall mean October 18, 2001. "Expiration Date" shall mean October 18, 2006.

        Section 1.    Exercise of Warrant

        (a)   Payment of Warrant Price

        This Warrant may be exercised, at any time and from time to time but not earlier than the Issue Date or later than the Expiration Date, by the holder hereof (hereinafter referred to as the "Warrantholder"), in whole or in part (but not as to a fractional share of Common Stock), by the completion of the Notice of Exercise attached hereto and by the surrender of this Warrant (properly endorsed) at the Company's offices at 1515 South Manchester Ave., Anaheim, CA 92802 (or at such other location in the United States as the Company may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and by payment to the Company of the Warrant Price, in cash or by certified or official bank check, for each share being purchased. In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Warrantholder, shall be delivered to the Warrantholder within a reasonable time, not exceeding five business days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired or has been exercised in full, a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised shall also be issued to the Warrantholder within such time. With respect to any such exercise, the Warrantholder shall for all purposes be deemed to have become the holder of record of the number of shares of Common Stock evidenced by such certificate or certificates from the date on which this Warrant was surrendered and payment of the Warrant Price was made irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. No fractional shares shall be issued upon exercise of this Warrant and no payment or adjustment shall be made upon any exercise on account of any cash dividends on the Common Stock issued upon such exercise. If any fractional interest in a share of Common Stock would, except for the provisions of this Section 1, be delivered upon any such exercise, the Company, in lieu of delivering the fractional share thereof, shall pay to the Warrantholder an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Company.

        (b)   Net Exercise Election

        The Warrantholder may elect to receive, without the payment by the Warrantholder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the Notice of Exercise attached hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the Warrantholder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X	=	Y (A-B) A

where:

          X =    the number of shares of Common Stock to be issued to the Warrantholder pursuant to this Section 1(b) pursuant to this net exercise election.

          Y =    the number of shares of Common Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant requested to be exercised.

          A =    the Market Price of one share of Common Stock, as determined in accordance with the provisions of this Section 1(b).

          B =    the per share warrant price in effect under this warrant at the time the net exercise election is made pursuant to this Section 1(b).

        "Market Price" on any day means the simple average of the closing (or last sale) prices for 5 consecutive business days before such date of the Common Stock of the Company as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or by any domestic stock exchange where the Company's Common Stock then trades. If there were no sales on NASDAQ or any such exchange on such date, "Market Price" means the simple average of the highest bid and lowest asked prices on such market systems and exchanges at the end of such day. If the Company's Common Stock is not publicly traded on NASDAQ or other domestic stock exchange at the time the Warrantholder desires to exercise such option, the "Market Price" shall be the "Market Price" as determined in good faith by the Board of Directors of the Company. In the event the parties are not able to agree on a "market price", the "market price" shall be determined by a single qualified appraiser (which shall be either a national accounting firm or a national or regional investment bank) selected by mutual agreement between Company and the warrantholder. The parties will share any appraisal cost on an equal basis.

        Section 2.    Adjustment of Number of Shares

        Upon each adjustment of the Warrant Price for any stock dividend or distribution or any subdivision or combination of the outstanding shares of the Common Stock as provided in Section 3, the Warrantholder shall thereafter be entitled to Purchase, at the Warrant Price resulting from such adjustment, the number of shares (calculated to the nearest share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

        Section 3.    Adjustment of Warrant Price Upon Issuance of Common Stock

        (a)   Stock Dividends

        In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, options to purchase Common Stock or securities convertible into Common Stock of the Company ("Options") or securities convertible into or exchangeable for Common Stock ("Convertible Securities"), then (i) any Common Stock shall be deemed to have been issued in a subdivision of outstanding shares as provided in Section 3(b) below and (ii) any Options, Convertible Securities or other securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued (together with the shares of Common Stock with respect to which they were distributed) in an issuance of Additional Stock (as defined below) as provided in Section 3(d) below.

        (b)   Subdivision or Combination of Stock

        If the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall be proportionately reduced. Conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall be proportionately increased.

        (c)   Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale

        If any recapitalization, reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock (any of which shall be deemed to be a "Change"), then, as a condition of such Change, lawful and adequate provisions shall be made whereby each Warrantholder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the exercise of such Warrant or Warrants, such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such Change not taken place. In any such case appropriate provision shall be made with respect to the rights and interests of such Warrantholder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Warrant Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such exercise rights. In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock of the Company outstanding immediately prior to such consolidation, the Warrant Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company. The Company will not effect any Change unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to each Warrantholder at the last address of such Warrantholder appearing on the books of the Company, the obligation to deliver to such Warrantholder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Warrantholder may be entitled to receive.

        (d)   Issuance of Additional Stock

          (1)   If and whenever the Company shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Warrant price in effect immediately prior to such issue, then the Warrant Price in effect immediately prior to the issue of such Additional Stock shall immediately be adjusted to a price (computed to the nearest cent) equal to the quotient obtained by dividing:

            (x)   an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance of Additional Stock (increased or decreased to the extent that the number of such shares of Common Stock and Additional Stock, respectively, shall have been increased or decreased by each subdivision or combination thereof); multiplied by the Warrant Price then in effect, and (ii) the aggregate consideration received by the Company (before deducting any underwriting discounts or commissions) for all Additional Stock issued, by

            (y)   an amount equal to the sum of (i) the number of the shares of Common Stock outstanding immediately prior to the issuance of Additional Stock and (ii) the number of shares of Additional Stock issued (increased or decreased to the extent that the number of such shares of Common Stock and Additional Stock, respectively, shall have been increased or decreased by each subdivision or combination thereof);

provided, however, that such adjustment shall be made only if the aforesaid quotient shall be less than the Warrant Price in effect immediately prior to the issue of such Additional Stock; provided further, that no adjustment shall be made to the Warrant Price to the extent that any such adjustment would require any waiver or consent by the holders of any shares of Series A Preferred Stock or Ford Motor Company, or their respective transferees or successors in interest. No adjustment of the Warrant Price, however, shall be made in an amount less than three cents ($.03) per share, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to three cents $.03 (as theretofore decreased or increased by any previous subdivision or combination). For purposes of this Section 3(d), the number of shares of Common Stock shall be calculated as if all shares of all series of Preferred Stock then outstanding had been fully converted into shares of Common Stock and any outstanding options, warrants or other rights for the purchase of Common Stock had been exercised.

        "Additional Stock" shall mean any Common Stock issued by the Company after the date of this Warrant, other than:

        (a)   Common Stock issued by the Company pursuant to options or warrants outstanding on the date hereof;

        (b)   Common Stock or options to purchase Common Stock issued after the date hereof by the Company to employees, officers or directors, or consultants or advisors to the Company or any subsidiary pursuant to the Company's current or future stock purchase or stock option plans;

        (c)   Common Stock issued by the Company in connection with any stock dividend or distribution described in Section 3(a) above;

        (d)   Common Stock issued by the Company upon any subdivision or combination of the outstanding shares of Common Stock described in Section 3(b) above;

        (e)   Common Stock issued by the Company upon conversion of shares of the Company's Series A Preferred Stock issued and outstanding as of October 18, 2001;

        (f)    Common Stock issued in connection with, or issuable pursuant to options or warrants issued in connection with, any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors;

        (g)   Common Stock issued in connection with, or issuable pursuant to options or warrants issued in connection with, strategic transactions or acquisitions involving the Company and other entities, provided that such strategic transactions or acquisitions are approved by the Board of Directors; and

        (h)   Common Stock issued by the Company in connection with its initial public offering.

          (2)   For the purposes of subsection (d)(1) above, the following paragraphs (x), (y) and (z) shall also be applicable:

            (x)   In case at any time the Company shall grant any rights to subscribe for or any rights or options to purchase Common Stock or any Convertible Securities, other than with respect to the securities excluded from the definition of Additional Stock as referenced above, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Warrant Price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. Except as provided in subsection (d)(3), no further adjustments of the Warrant Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

            (y)   In case at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Warrant Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that (i) except as provided in subsection (d)(3), no further adjustments of the Warrant Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Warrant Price have been or are to be made pursuant to other provisions of this subsection (d)(2), no further adjustment of the Warrant Price shall be made by reason of such issue or sale.

            (z)   In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Company, the amount of consideration therefor shall be deemed to be fair value of the assets of such merged corporation as determined by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

          (3)   If the purchase price provided for in any right or option referred to in paragraph (x) of subsection (d)(2) of this Section, or the rate at which any Convertible Securities referred to in paragraphs (x) or (y) or said subsection (d)(2) are convertible into or exchangeable for Common Stock, shall change or a different purchase price or rate shall become effective at any time or from time to time (other than under or by reason of provisions designed to protect against dilution), then, upon such change becoming effective, the Warrant Price then in effect hereunder shall forthwith be increased or decreased to such Warrant Price as would have obtained had the adjustments made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of (x) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (y) the granting or issuance at the time of such change of any such options, rights, or Convertible Securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price. On the expiration of any right or option referred to in paragraph (x) of subsection (d)(2), or on the termination of any right to convert or exchange any convertible Securities referred to in paragraphs (x) or (y) of said subsection (d)(2), the Warrant Price shall forthwith be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities. If the purchase price provided for in any such right or option, or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock, shall change at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the Warrant Price then in effect hereunder shall forthwith be decreased to such Warrant Price as would have been obtained had the adjustments made upon the issuance of such right or option or Convertible

  Security been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

        (e)   Notice of Adjustment

        Upon any adjustment of the Warrant Price, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to each Warrantholder at the address of such Warrantholder as shown on the books of the Company, which notice shall state the Warrant Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        (f)    Stock to Be Reserved

        The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issuance upon the exercise of this Warrant as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of this Warrant. The Company covenants that all shares of Common stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be required to ensure that the par value per share of the Common Stock is at all times equal to or less than the effective Warrant Price. The Company will take all such action as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange or automated quotation system upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Warrant Price if the total number of shares of Common Stock issued and issuable after such action upon exercise of the Warrant would exceed the total number of shares of Common Stock then authorized by the Company's Amended and Restated Certificate of Incorporation. The Company has not granted and will not grant any right of first refusal with respect to shares issuable upon exercise of this Warrant, and there are no preemptive rights associated with such shares. The Company agrees that so long as any Warrants remain unexercised, it will not grant warrants to purchase its Common Stock to any party that (i) give such party demand registration rights which are exercisable in less than one year from the date of the grant of such warrants, (ii) give such part demand registration rights that are senior to those registration rights granted to the Warrants hereunder or (iii) otherwise impair the registration or other rights granted to the Warrants hereunder, in each case without notification to and consent of the Warrantholder which consent shall not be unreasonable withheld.

        (g)   Issue Tax

        The issuance of certificates for shares of Common Stock upon exercise of any Warrant shall be made without a charge to the Warrantholder for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Warrantholder.

        (h)   Closing of Books

        The Company will at no time close its transfer books against the transfer of the shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

        Section 4.    Piggyback Registration Rights

        The Company shall notify the Warrantholder in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act of 1933, as amended (the "Securities Act") for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to the Company's initial registered public offering of securities, employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and, subject to the restrictions set forth below, will afford the Warrantholder an opportunity to include in such registration statement all or part of the shares of Common Stock issuable upon exercise of this Warrant. If the Warrantholder desires to include in any such registration statement all or any part of the Warrant Shares, it shall, within fifteen (15) days after the above-described notice from the Company, so notify the company in writing. Such notice shall state the intended method of disposition of the such shares of Common Stock by the Warrantholder. If the Warrantholder decides not to include all of the shares of Common Stock issuable upon exercise of this Warrant in any registration statement thereafter filed by the Company, the Warrantholder shall nevertheless continue to have the right to include any such shares of Common Stock in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The rights granted in this Section 4 are expressly subordinate and junior to any other registration rights granted by the Company, including, but not limited to the registration rights granted to DaimlerChrysler Venture GmbH and Hockenheim Investment Pte. Ltd. pursuant to that certain Investor Rights Agreement dated as of July 31, 2001 by and among the Company and such parties.

        Section 5.    Notices of Records Dates

        In the event of:

          (1)   any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than cash dividends out of earned surplus), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any right to sell shares of stock of any class or any other right, or

          (2)   any Change (as defined above); or

          (3)   any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then and in each such event the Company will give notice to the Warrantholder specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the Warrantholders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be given at least 10 days and not more than 90 days prior to the date therein specified, and such notice shall state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or to a favorable vote of stockholders, if either is required.

        Section 6.    No Shareholder Rights or Liabilities

        This Warrant shall not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Warrantholder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Warrantholder shall give rise to any liability of such Warrantholder for the Warrant Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

        Section 7.    Lost, Stolen, Mutilated or Destroyed Warrant

        If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms, including indemnification, as it may in its discretion reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

        Section 8.    Notices

        All notices, requests and other communications required or permitted to be given or delivered hereunder shall be in writing, and shall be delivered, or shall be sent by certified or registered mail, postage prepaid and addressed, if to the Warrantholder to such Warrantholder at the address shown on such Warrantholder's Warrant or at such other address as shall have been furnished to the Company by notice from such Warrantholder. All notices, requests and other communications required or permitted to be given or delivered hereunder shall be in writing, and shall be delivered, or shall be sent by certified or registered mail, postage prepaid and addressed to the Company at the Company's Address set forth below, Attention: Secretary or at such other address as shall have been furnished to the Warrantholder by notice from the Company. For purposes of this warrant:

The Address of the Warrantholder:

The Address of the Company:	1515 South Manchester Ave. Anaheim, CA 92802

        Section 9.    Transfer

        This Warrant may be transferred, exercised or assigned ("transferred"), in whole or in part, provided that the transferee is a subsidiary, affiliate, parent, general partner, limited partner or member of the Warrantholder or, in the case of an individual, a member of the immediate family of such individual or a trust for the benefit of the individual or any such family member or members, subject to the following restrictions, provided, however, that such transferee must be an accredited investor as defined in Regulation D promulgated under the Securities Act. This Warrant and the shares of Common Stock issuable upon exercise of this Warrant shall be subject to restrictions on transferability unless registered under the Securities Act, or unless an exemption from registration is available. Until this Warrant and the shares of Common Stock issuable upon exercise of this Warrant are so registered, this Warrant and any certificate for such shares of Common Stock issued or issuable upon exercise of this Warrant shall contain a legend, in form and substance satisfactory to counsel for the Company, stating that this Warrant and the shares of Common Stock issuable upon exercise of this Warrant may not be sold, transferred or otherwise disposed of unless, in the opinion of counsel satisfactory to the Company, which may be counsel to the Company, that the Warrant and the shares of Common Stock issuable upon exercise of the Warrant may be transferred without such registration. This Warrant and the shares of Common Stock issuable upon exercise of this Warrant may also be subject to restrictions on transferability under applicable state securities or blue sky laws.

        Until this Warrant or the shares of Common Stock issuable upon exercise of this Warrant are registered under the Securities Act, the Company may require, as a condition of transfer hereof or thereof that the transferee (who may be the Warrantholder in the case of an exercise or exchange) represent that the securities being transferred are being acquired for investment purposes and for the transferee's own account and not with a view to or for sale in connection with any distribution of the security. The Company may also require that transferee provide written information adequate to establish that the transferee is an "accredited investor" within the meaning of Regulation D issued under the Securities Act, or otherwise meets all qualifications necessary to comply with exemptions to the Securities Act and any applicable securities or blue sky laws, all as determined by counsel to the Company.

        Any transfer permitted hereunder shall be made by surrender of this Warrant to the Company at its principal office or to its transfer agent at its offices with a duly executed request to transfer the Warrant, which shall provide adequate information to effect such transfer and shall be accompanied by funds sufficient to pay any transfer taxes applicable. Upon satisfaction of all transfer conditions, the Company or its transfer agent shall, without charge, execute and deliver a new Warrant in the name of the transferee named in such transfer request, and this Warrant promptly shall be cancelled.

        Section 10.    Market Stand-Off Agreement.

        Warrantholder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any shares of Common Stock issuable upon exercise of this Warrant during a period (the "Stand-Off Period") equal to 180 days following the effective date of a registration statement of the Company filed under the Securities Act (or such shorter period as the Company or managing underwriter may authorize); provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stock transfer restrictions with respect to such shares of Common Stock until the end of the Stand-Off Period.

        Section 11.    Amendments and Waivers

        This Warrant and any term hereof may be changed, waived, discharged or terminated only be an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

        Section 12.    Severability

        If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        Section 13.    Governing Law

        This Warrant shall be governed by and construed under the laws of the State of California, without any effect to conflict of law principles.

        Section 14.    Headings

        The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

        Section 15.    Binding Effect on Successors

        This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets and/or securities. All of the covenants and agreements of parties hereto shall inure to the benefit of the successors and assigns of the Company and the Warrantholder hereof.

        IN WITNESS WHEREOF, Iteris, Inc. has executed this Warrant on and as of the day and year first above written.

Iteris, Inc.

	By:	/s/ JACK JOHNSON Jack Johnson Chief Executive Officer
Acknowledged and Accepted:

SCHEDULE A

FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of the Warrant]

TO BE EXECUTED BY THE REGISTERED WARRANTHOLDER
TO EXERCISE THE WITHIN WARRANT

The undersigned hereby elects to purchase              shares of Common Stock (the "Shares") of Iteris, Inc. (the "Company") under the Warrant dated October 18, 2001, which the undersigned is entitled to purchase pursuant to the terms of such Warrant, and [check one]:

  ☐    Cash Exercise.    The undersigned has delivered $            , the aggregate Warrant Price for              Shares purchased herewith, in full in cash or by certified or official bank check or wire transfer;

  ☐    Net Exercise.    In exchange for the issuance of              Shares, the undersigned hereby agrees to surrender the right to purchase              shares of Common Stock pursuant to the net exercise provisions set forth in Section 1(b) of the Warrant.

Please issue a certificate or certificates representing such shares of Common Stock in the name of the undersigned or in such other name as is specified below and in the denominations as is set forth below:

[Type Name of Warrantholder as it should appear on the stock certificate]

[Requested Denominations—if no denomination is specified, a single certificate will be issued]

  The initial address of such Warrantholder to be entered on the books of the Company shall be:

The undersigned hereby represents and warrants that the undersigned is an accredited investor as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The undersigned further represents and warrants that the undersigned is acquiring such shares for his own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

By:

Print Name:

Title:

Dated:

Schedule to Form of Warrant
Issued by the Iteris Subsidiary on October 18, 2001

Warrant Holder:	Number of Shares of Iteris Subsidiary Common Stock:
Patrick S. Bannister	17,917
Robert W. Campbell	3,333
Paul J. Donnelly	57,917
Carl E. Frankson	56,250
Andre D. Guardi	59,583
Gregory E. Presson	31,250
Stephen D. Weinress	23,750
TOTAL	250,000

QuickLinks

  Exhibit 4.14
Schedule to Form of Warrant Issued by the Iteris Subsidiary on October 18, 2001